EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 27, 2010, by and between Brekford Corp., a Delaware corporation (“Acquiring Company”), and Pelican Mobile Computers, Inc., a Maryland corporation (“Target Company”).  Acquiring Company and Target Company are hereinafter sometimes collectively referred to as the “Constituent Entities.”

RECITALS

WHEREAS, Acquiring Company is a Delaware company duly formed and existing under the laws of the State of Delaware;

WHEREAS, Target Company is the existing wholly-owned subsidiary of the Acquiring Company and was originally formed as a Maryland corporation on November 3, 1997, and is duly formed and existing under the laws of the State of Maryland;

WHEREAS, the sole shareholder of Target Company and the board of directors of the Acquiring Company have authorized and approved this Agreement and the merger of Target Company with and into Acquiring Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement in the manner required by applicable law; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free “liquidation” within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.           Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Pelican Mobile Computers, Inc., a Maryland corporation, shall be merged with and into Brekford Corp., a Delaware corporation, pursuant to and in accordance with the applicable provisions of the Delaware General Corporation Law, Title 8, Del. C. §§ 101 et seq. (the “Act”), the separate corporate existence of the Target Company shall cease, and the Acquiring Company shall continue its existence as a Delaware corporation under the Act (“Surviving Company”).

2.           Effective Date.  The Merger shall be effective at the time provided in the certificate of merger as filed with the Secretary of State of the State of Delaware (the “Effective Time”).

3.           Effect of the Merger.  The Merger shall have the effects set forth in § 263 of the Act.

4.           Certificate of Incorporation; Stockholders of Acquiring Company.  At the Effective Time: (a) the certificate of incorporation of the Acquiring Company as in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the certificate of incorporation of Surviving Company until thereafter amended or cancelled in the manner provided by applicable law; (b) the certificate of incorporation of Acquiring Company as in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the certificate of incorporation of Surviving Company until thereafter amended or terminated in the manner provided by applicable law; and (c) the stockholders of Acquiring Company shall remain the identical stockholders of the Surviving Company.

5.           Authorization.  Prior to the Effective Time, each of the Constituent Entities shall take all such lawful action (including, without limitation, obtaining the approval of this Agreement and the Merger by the respective board of directors of each of the Constituent Entities necessary and by the shareholder of the Target Company to consummate the Merger.

6.           Capital Stock Interests.  At the Effective Time: (i) the capital stock interest in Target Company outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and no consideration shall be issued in respect thereof; and (ii) the capital stock interest in Acquiring Company outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, remain unchanged and continue to represent in the aggregate 100% of the outstanding capital stock interests in Surviving Company.

7.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the Merger, and supersedes all prior agreements, written or oral, with respect thereto.

8.           Amendment.  At any time prior to the Effective Time, this Agreement may be amended, to the fullest extent permitted by applicable law, by an agreement in writing duly approved by the sole shareholder of Target Company and the board of directors of the Acquiring Company.

9.           Termination.  At any time prior to the Effective Time, this Agreement may be  terminated, to the fullest extent permitted by applicable law, by the sole shareholder of Target Company or the board of directors of the Acquiring Company.

10.         Waivers and Amendments.  This Agreement may not be amended, modified, superseded, cancelled, renewed, extended or waived except by a written instrument signed by the parties, or, in the case of a waiver, by the party waiving compliance.

11.         Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

12.         Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.         Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

14.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall be considered but one in the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

ACQUIRING COMPANY:

BREKFORD CORP., a Delaware corporation

By:	/s/ C.B. Brechin
Name: C.B. Brechin
Title: Chief Executive Officer

TARGET COMPANY:

PELICAN MOBILE COMPUTERS, INC., a Maryland corporation

By:	/s/ C.B. Brechin
Name: C.B. Brechin
Title: President